T. ROWE PRICE INTERNATIONAL FUNDS, INC.

ARTICLES SUPPLEMENTARY

CLASSIFYING AUTHORIZED STOCK

 T. Rowe Price International Funds, Inc., a Maryland corporation, having its principal office in Baltimore City, Maryland (hereinafter called the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

 FIRST:   Pursuant to authority expressly vested in the Board of Directors of the Corporation by Article Fifth of the Charter of the Corporation, the Board of Directors has duly classified a number of shares of its unissued Common Stock (determined in connection with the SECOND paragraph below) into a new series and a new class of common stock to be designated the T. Rowe Price Emerging Markets Corporate Bond Fund and T. Rowe Price Emerging Markets Corporate Bond Fund–Advisor Class (collectively, the “New Classes”).

 SECOND:   After giving effect to the foregoing classification, the Board of Directors has heretofore duly divided and classified an aggregate of 4,500,000,000 shares of the unissued Common Stock of the Corporation into the following series and classes on the dates indicated in the parentheses following the names of the respective series and classes: T. Rowe Price International Stock Fund (September 13, 1979), T. Rowe Price International Bond Fund (July 15, 1986), T. Rowe Price International Discovery Fund (October 31, 1988), T. Rowe Price European Stock Fund (January 5, 1990), T. Rowe Price New Asia Fund (July 18, 1990), T. Rowe Price Global Bond Fund (October 15, 1990), T. Rowe Price Japan Fund (October 18, 1991), T. Rowe Price Latin America Fund (November 4, 1993), T. Rowe Price Emerging Markets Bond Fund (November 3, 1994), T. Rowe Price Emerging Markets Stock Fund (January 26, 1995), T. Rowe Price Global Stock Fund (October 11, 1995), T. Rowe Price International Growth & Income Fund (December 1, 1998), T. Rowe Price International Stock Fund–Advisor Class and T. Rowe Price International Bond Fund–Advisor Class (March 24, 2000), T. Rowe Price Emerging Europe & Mediterranean Fund (April 28, 2000), T. Rowe Price International Stock Fund–R Class, T. Rowe Price International Growth & Income Fund–Advisor Class, T. Rowe Price International Growth & Income Fund–R Class (September 6, 2002), and T Rowe Price Global Stock Fund–Advisor Class (February 7, 2006), T. Rowe Price Overseas Stock Fund (October 18, 2006), T. Rowe Price Africa & Middle East Fund (April 24, 2007), T. Rowe Price Global Large-Cap Stock Fund and T. Rowe Price Global Large-Cap Stock Fund–Advisor Class (July 24, 2008), T. Rowe Price Global Infrastructure Fund and T. Rowe Price Global Infrastructure Fund–Advisor Class (October 28, 2009), T. Rowe Price Emerging Markets Local Currency Bond Fund and T. Rowe Price Emerging Markets Local Currency Bond Fund–Advisor Class (February 3, 2011), and T. Rowe Price Emerging Markets Corporate Bond Fund and T. Rowe Price Emerging Markets Corporate Bond Fund–Advisor Class (February 7, 2012). Each such series and/or class shall consist, until further changed, of the lesser of (x) 4,500,000,000 shares or (y) the number of shares that could be issued by issuing all of the shares of any series and/or class currently or hereafter classified less the total number of shares then issued and outstanding in all of such series and/or class. Except as set forth below, all shares of each series have the powers, preferences, other special rights, qualifications, restrictions, and limitations set forth in the Charter. The Board of Directors also has provided for the issuance of the shares of each such series.

 THIRD:  The following is a description of the preferences, conversion and other rights, powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of each series or class of Common Stock of the New Classes and any other class or series of Common Stock established after the date hereof. Except as set forth in this Article THIRD below, all shares of the New Classes and any other class or series of Common Stock established after the date hereof shall have the powers, preferences, other special rights, qualifications, restrictions, and limitations set forth in the Charter.

 With respect to all shares of the New Classes and any other class or series of Common Stock established after the date hereof, the following clause shall apply in lieu of paragraph (B), clause (ii) of Article SEVENTH of the Charter:

 “Shares of each such class or series shall be redeemed at their net asset value determined as set forth in paragraph (C) of this Article SEVENTH as of such time as the Board of Directors shall have theretofore prescribed by resolution, less such redemption fee or sales charge, if any, as may be established by the Board of Directors in its sole discretion and disclosed in the current Prospectus or Statement of Additional Information for the Corporation. In the absence of such resolution, the redemption price of shares deposited shall be the net asset value of such shares next determined as set forth in paragraph (C) of this Article SEVENTH after receipt of such application.”

 FOURTH:  The shares aforesaid have been duly classified by the Board of Directors pursuant to authority and power contained in the Charter of the Corporation. These Articles Supplementary do not increase the aggregate authorized capital stock of the Corporation.

 IN WITNESS WHEREOF, T. Rowe Price International Funds, Inc. has caused these Articles to be signed in its name and on its behalf by its Vice President and witnessed by its Secretary on February 7, 2012.

WITNESS:	T. ROWE PRICE INTERNATIONAL FUNDS, INC.
_____________________________________ Patricia B. Lippert, Secretary	_________________________________________ David Oestreicher, Vice President

 THE UNDERSIGNED, Vice President of T. Rowe Price International Funds, Inc., who executed on behalf of the Corporation Articles Supplementary of which this Certificate is made a part, hereby acknowledges in the name and on behalf of said Corporation the foregoing Articles Supplementary to be the corporate act of said Corporation and hereby certifies that the matters and facts set forth herein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.

_____________________________________

David Oestreicher, Vice President

Agmts\ArtSupp15INT-EMC-ECA.doc